UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
January 21, 2011
Date of Report (Date of earliest event reported)
Actuate Corporation
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-24607 (Commission File Number)	94-3193197 (IRS Employer Identification Number)
2207 Bridgepointe Parkway
Suite 500
San Mateo, California 94404
(Address of principal executive offices)(Zip Code)
(650) 645-3000
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective January 21, 2011, the Board of Directors (the “Board”) of Actuate Corporation (the “Company”), upon recommendation from the Corporate Governance/Nominating Committee, appointed Mr. Timothy B. Yeaton to serve as a director of the Company until its next annual meeting of stockholders.
     Mr. Yeaton will receive the standard annual cash retainer of $60,000 for his services as a non-employee director, and he will also be reimbursed for reasonable expenses incurred in connection with attendance of board or committee meetings. In addition, under the Company’s 1998 Equity Incentive Plan, Mr. Yeaton was awarded (i) an option to purchase 25,000 shares of the Company’s common stock with an exercise price of $5.54 per share, the fair market value on the grant date and (ii) a restricted stock unit award covering 12,500 shares of the Company’s common stock.
     On January 24, 2011, the Company issued a press release announcing the appointment of Mr. Yeaton to the Board. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 5.03: Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On January 21, 2011, the Board approved an increase of the number of authorized directors of the Company from six (6) to seven (7), and amended its Amended and Restated Bylaws accordingly. A copy of the amendment to the Amended and Restated Bylaws of the Company is attached hereto as Exhibit as 3.1 and incorporated herein by reference.
Item 9.01: Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number	Description
3.1	Amendment No. 3 to Amended and Restated Bylaws

99.1	Press release dated January 24, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Actuate Corporation
Date: January 24, 2011	By:	/s/ Peter I. Cittadini
		Name:	Peter I. Cittadini
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Amendment No. 3 to Amended and Restated Bylaws

99.1	Press release dated January 24, 2011